                                                                    EXHIBIT 2.15

- --------------------------------------------------------------------------------




                           ASSET PURCHASE AGREEMENT

                                    Among


                  EVERGREEN MEDIA CORPORATION OF LOS ANGELES,

                 EVERGREEN MEDIA/PYRAMID HOLDINGS CORPORATION,

                           WHTT (AM) LICENSE CORP.,

                           WHTT (FM) LICENSE CORP.

                                     and

                      MERCURY RADIO COMMUNICATIONS, L.P.

                          Dated as of April 11, 1996




- --------------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                                                     Page


ARTICLE I    DEFINITIONS............................................   1
ARTICLE II   PURCHASE OF ASSETS.....................................   4
    2.1  Closing....................................................   4
    2.2  Transfer of Assets.........................................   4
    2.3  Excluded Assets............................................   5
    2.4  Purchase Price.............................................   6
    2.5  Allocation and Appraisal...................................   6

ARTICLE III  ASSUMPTION OF LIABILITIES..............................   6

ARTICLE IV   GOVERNMENTAL CONSENTS..................................   7
    4.1  FCC Consent................................................   7
    4.2  Compliance with HSRA.......................................   7
    4.3  Other Governmental Consents................................   7

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF BUYER................   8
    5.1  Organization and Standing..................................   8
    5.2  Authorization and Binding Obligation.......................   8
    5.3  FCC Qualifications.........................................   8
    5.4  Absence of Conflicting Agreements or Required
    Consents........................................................   9
    5.5  Litigation.................................................   9

ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF SELLERS..............   9
    6.1  Organization and Standing..................................   9
    6.2  Authorization and Binding Obligation.......................  10
    6.3  Absence of Conflicting Agreements or Required
    Consents........................................................  10
    6.4  Governmental Authorization.................................  10
    6.5  Real Property..............................................  11
    6.6  Title to and Condition of Personal Property................  12
    6.7  Intellectual Property......................................  12
    6.8  Contracts..................................................  13
    6.9  Personnel Information......................................  14
    6.10  Employee Benefit Plans....................................  14
    6.11  Litigation................................................  15
    6.12  Compliance with Laws......................................  15
    6.13  Transaction with Affiliates...............................  15
    6.14  Financial Statements......................................  16
    6.15  Absence of Changes or Events..............................  16
    6.16  Insurance.................................................  16
    6.17  Taxes.....................................................  16
    6.18  Bankruptcy................................................  16
    6.19  Environmental Matters.....................................  17
    6.20  Foreign Investment in Real Property Tax Act...............  17

    6.21  The Station Assets........................................   17
    6.22  Disclosure................................................   18

ARTICLE VII   COVENANTS OF SELLERS..................................   18

    7.1  Interim Operation..........................................   18
    7.2  Access to Station..........................................   18
    7.3  Third-Party Consents.......................................   19
    7.4  Notification...............................................   19
    7.5  No Inconsistent Action.....................................   19
    7.6  Estoppel Certificates; Consent and Waiver..................   20
    7.7  No Solicitation............................................   20
    7.8  Title Policies.............................................   20
    7.9  Surveys....................................................   21

ARTICLE VIII   ADDITIONAL COVENANTS.................................   21
    8.1  Reasonable Best Efforts....................................   21
    8.2  Control of Station.........................................   21
    8.3  Certain Employees..........................................   21
    8.4  Renewal of Contracts.......................................   21
    8.5  Post-Closing Covenants.....................................   22
    8.6  New York Taxes.............................................   22

ARTICLE IX   CONDITIONS PRECEDENT TO BUYER'S
             OBLIGATION TO CLOSE....................................   23
    9.1  Representations, Warranties and Covenants..................   23
    9.2  Governmental Consents......................................   24
    9.3  Adverse Proceedings........................................   24
    9.4  Deliveries.................................................   24

ARTICLE X   CONDITIONS PRECEDENT TO SELLERS'
            OBLIGATION TO CLOSE.....................................   24
    10.1  Representations, Warranties and Covenants.................   24
    10.2  Governmental Consents.....................................   24
    10.3  Adverse Proceedings.......................................   25
    10.4  Deliveries................................................   25
    10.5  WSJZ......................................................   25

ARTICLE XI   DOCUMENTS TO BE DELIVERED AT THE CLOSING...............   25
    11.1  Documents to be Delivered by Sellers......................   25
    11.2  Documents to be Delivered by Buyer........................   26

ARTICLE XII   TRANSFER TAXES; FEES AND EXPENSES.....................   27
    12.1  Transfer Taxes and Similar Charges........................   27
    12.2  Expenses..................................................   28

ARTICLE XIII   BROKER'S COMMISSION OR FINDER'S FEE..................   28
    13.1  Buyer's Representation and Agreement to
    Indemnify.......................................................   28
    13.2  Sellers' Representation and Agreement to
    Indemnify.......................................................   28

ARTICLE XIV   INDEMNIFICATION.......................................   29
    14.1  Indemnification by Sellers................................   29
    14.2  Indemnification by Buyer..................................   30
    14.3  Indemnification Procedures................................   32

ARTICLE XV   TERMINATION RIGHTS.....................................   33
    15.1  Termination...............................................   33
    15.2  Liability.................................................   34

ARTICLE XVI   REMEDIES UPON DEFAULT.................................   34
    16.1  Buyer's Remedies; Specific Performance....................   34
    16.2  Sellers' Remedies; Liquidated Damages.....................   35

ARTICLE XVII   OTHER PROVISIONS.....................................   35
    17.1  Risk of Loss..............................................   35
    17.2  Confidentiality...........................................   36
    17.3  Publicity.................................................   36
    17.4  Benefit and Assignment....................................   36
    17.5  No Third Party Beneficiaries..............................   37
    17.6  Entire Agreement; Amendments, etc.........................   37
    17.7  Headings..................................................   37
    17.8  Choice of Law; Jurisdiction...............................   38
    17.9  Notices...................................................   38
    17.10  Counterparts.............................................   39
    17.11  Further Assurances.......................................   39

EXHIBITS

A.  Form of Unwind Agreement

SCHEDULES

4.3    Other Governmental Consents
6.3    Sellers' Required Consents
6.4    Station Licenses and Governmental Consents
6.5    Real Property
6.6    Personal Property
6.7    Intellectual Property
6.8    Contracts
6.9    Personnel Information
6.10   Employee Plans
6.11   Litigation Involving Sellers
6.12   Compliance with Laws
6.13   Transactions with Affiliates
6.14   Financial Statements
6.15   Absence of Changes or Events
6.16   Insurance
6.21   Station Assets
8.3    Certain Employees

                           ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT, dated as of April 11, 1996, among Evergreen Media Corporation of Los Angeles, a Delaware corporation, Evergreen Media/Pyramid Holdings Corporation, a Delaware corporation, WHTT (AM) License Corp., a Delaware corporation, WHTT (FM) License Corp., a Delaware corporation (collectively, "Sellers"), and Mercury Radio Communications, L.P., a Delaware limited partnership ("Buyer").

          NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below.

          1.1 "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          1.2 "Business Day" shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

          1.3 "Closing Date" shall mean the date on which the Closing is completed.

          1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended, together with all regulations and rulings issued thereunder by any governmental authority.

          1.5 "Contracts" shall mean all contracts, agreements, purchase orders and leases of whatever nature, whether written or oral, used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets, including, without limitation, those contracts, agreements, purchase orders and leases set forth on Schedules 6.6,
                                                               -------------
6.7 and 6.8 to this Agreement, but excluding any of the Excluded Assets, any
- -----------
Employee Plan, the Office and Studio Lease, the contract with S&B Engineering, the contract with Strata Marketing, Inc. and the contract with Columbine Systems, Inc.

          1.6 "Cut-Off Time" shall mean 12:01 a.m., local time, on the date on which Sellers actually receive the Purchase Price (as defined in Section 2.4).

          1.7 "Environmental Laws" shall mean all applicable local, state and federal statutes and regulations relating to the protection of human health or the environment, including the FCC's regulations concerning radio frequency radiation.

          1.8 "FCC Application" shall mean the application or applications that Sellers and Buyer must file with the Federal Communications Commission (the "FCC") requesting its consent to the assignment of the Station Licenses from Sellers to Buyer.

          1.9 "FCC Consent" shall mean the action by the FCC granting the FCC Application.

          1.10 "Final Order" shall mean action by the FCC or by its staff pursuant to delegated authority (i) which has not been vacated, reversed,
                                 -
stayed, set aside, annulled or suspended, (ii) with respect to which no timely
                                           --
appeal, request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) as to
                                                               ---
which the time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, has expired.

          1.11 "Financial Statements" shall mean (i) the unaudited balance
                                                  -
sheets for the Station as of December 31, 1995, and the related statements of operations for the fiscal year then ended and (ii) the unaudited monthly
                                               --
balance sheets and related statements of operations of the Station for the months of January and February 1996.

          1.12 "Hazardous Substance" shall mean asbestos-containing material and any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes.

          1.13 "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations adopted thereunder.

          1.14 "Non-LMA Contracts" shall mean those Contracts which are not assigned to Buyer as of the date of the effectiveness of the Time Brokerage Agreement because the requisite third party consents had not been obtained by that date but which will be assigned to Buyer prior to or on the Closing Date.

          1.15 "Office and Studio Lease" shall mean that certain Lease Agreement, dated November 15, 1985, as amended, between Buffalo Hotel Development Venture and Pyramid Finance Corp. for the use of certain premises located in The Buffalo Hilton Hotel in the City of Buffalo, County of Erie, State of New York, as the Station's office and studio.

          1.16 "Owned Real Property" shall mean all real property and interests in real property owned by each Seller and used in, held for use in connection with, necessary for the conduct of, or otherwise material to, the business or operations of the Station or the Station Assets, together with all easements and other appurtenances for the benefit thereof.


          1.17 "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          1.18 "Real Property Leases" shall mean the leases, subleases, licenses and occupancy agreements, including any amendments thereto, pursuant to which any Seller is the lessee, sublessee, licensee or occupant of real property used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets, together with all easements and other appurtenances for the benefit thereof. Notwithstanding the foregoing, the term "Real Property Leases" shall not include the Office and Studio Lease.

          1.19 "Station" shall mean radio stations WHTT(AM) and (FM), Buffalo, New York.

          1.20 "Station Licenses" shall mean the licenses, permits and other authorizations issued by the FCC, the Federal Aviation Administration and any other federal, state or local governmental or regulatory authorities to each Seller and used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets, including, without limitation, those specified in Schedule 6.4.
                                        ------------

          1.21 "Tax" shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).


          1.22 "Time Brokerage Agreement" shall mean the Time Brokerage Agreement, dated as of the date hereof, by and among Sellers and Buyer.


                                  ARTICLE II

                               PURCHASE OF ASSETS
                               ------------------

          2.1  Closing. Subject to the terms and conditions of this Agreement,
               -------
the closing of this transaction (the "Closing") shall take place on a Business Day that is at least five but no more than ten Business Days after each of the conditions specified in Sections 9.2 and 10.2 hereof has been satisfied (or waived by the party entitled to waive such condition), or on such other date as the parties may agree. Buyer shall designate the date of Closing in accordance with the terms of the preceding sentence by giving Sellers at least four Business Days prior written notice of such Closing. The Closing shall be held at 10:00 a.m. in the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, or at such other place or time as the parties may agree.

          2.2  Transfer of Assets.  At the Closing, Sellers shall sell, assign,
               ------------------
transfer and convey (or cause to be sold, assigned, transferred or conveyed) to Buyer and Buyer shall purchase from Sellers, all of the assets, real, personal and mixed, tangible and intangible, owned or held by each Seller and used in, held for use in connection with or necessary for the conduct of, the business and operations of the Station, including all such assets acquired by each Seller between the date hereof and the Closing Date, other than the Excluded Assets (as defined below), including, but not limited to, the following (collectively, the "Station Assets"):

          (a) all accounts receivable arising out of or relating to the operation of the Station after 12:01 a.m., local time, on the date of the effectiveness of the Time Brokerage Agreement;

          (b)  all of each Seller's rights in and to the Owned Real Property;

          (c) all of each Seller's rights in and to the Station Licenses (including renewals or modifications of such licenses and applications therefor) and all its rights in and to the call letters "WHTT";

          (d)  all of each Seller's rights in and to the Personal Property;

          (e) all of each Seller's rights in and to the Non-LMA Contracts and the manufacturers' and vendors' warranties relating to the Station Assets;

          (f) all of each Seller's rights in and to the Intellectual Property and any programs and programming materials of whatever form or nature owned by each Seller and used in, held for use in connection with or necessary for the conduct of, the business and operations of the Station;

          (g) all files, records, books of account, computer programs and software and logs used in, held for use in connection with or necessary for the conduct of, the business and operations of the Station, including, without limitation, receivable records and statements, all traffic material for media and Contracts, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and the FCC Public Files for the Station required to be maintained by 47 C.F.R. (Section) 73.3526.

          The Station Assets shall be transferred to Buyer free and clear of all debts, liens, charges, security interests, mortgages, pledges, judgments, trusts, adverse claims, liabilities, encumbrances and other impairments of title ("Liens").


          2.3  Excluded Assets.  The Station Assets shall not include, and Buyer
               ---------------
shall not purchase from Sellers, the following (collectively, the "Excluded Assets"):

          (a) all accounts receivable arising out of or relating to the operation of the Station before 12:01 a.m., local time, on the date of the effectiveness of the Time Brokerage Agreement;

          (b)  the Office and Studio Lease;

          (c) all books and records that any Seller is required by law to retain, and all payables records and invoices, provided that, at Buyer's request, Sellers shall provide Buyer, at Sellers' expense, with copies of such records covering the period that any Seller was licensee of the Station;

          (d) all books, records, and other intangible assets related solely to any Seller's internal corporate matters and not related to the operation of the Station;

          (e) all claims, rights, and interest in and to any refunds for federal, state, or local franchise, income, or other Taxes or fees of any nature whatsoever for periods prior to the Cut-Off Time;

          (f) without in any way limiting Buyer's rights under the Time Brokerage Agreement, any Seller's cash on hand as of the Cut-Off Time and all other cash in any bank account of any Seller; any and all cash equivalents, certificates of deposit, bonds, repurchase agreements, letters of credit, marketable securities, or other similar items;

          (g) all insurance policies, except for any rights thereunder that may be assigned to Buyer pursuant to Section 17.1; and

          (h) all Employee Plans, including all trusts and other funding arrangements and the assets thereof.

          2.4  Purchase Price.  In consideration for the sale, assignment,
               --------------
transfer and conveyance of the Station Assets by Sellers to Buyer, Buyer shall pay an aggregate amount of $19,500,000 (the "Purchase Price") to Sellers at Closing by wire transfers of immediately available funds to such account of Sellers as Sellers shall have designated to Buyer at least two Business Days before Closing.

          2.5  Allocation and Appraisal.  Buyer and Sellers agree to negotiate
               ------------------------
in good faith an allocation of the Purchase Price and other relevant items among the Station Assets in accordance with section 1060 of the Code. To the extent an agreement on such allocation is reached, Buyer and Sellers shall, and shall cause each of their Affiliates to, (i) prepare and file all statements or
                                          -
other information required to be furnished to any taxing authority pursuant to section 1060 of the Code or other applicable tax law in a manner consistent with such allocation and (ii) prepare all tax returns and reports required to be
                     --
filed by them in a manner consistent with such allocation, and neither Buyer nor any Seller shall not take any position contrary to such allocation with any government agency or taxing authority.


                                  ARTICLE III

                           ASSUMPTION OF LIABILITIES
                           -------------------------

          Buyer shall not assume or undertake to pay, satisfy or discharge any liabilities, obligations, commitments or responsibilities of any Seller except for those arising under Contracts assumed by Buyer under the Time Brokerage Agreement or this Agreement and then with respect to any such Contract only those liabilities, obligations, commitments and responsibilities accruing after and relating exclusively to the operation of the Station after the date on which such Contract was assumed.


                                  ARTICLE IV

                             GOVERNMENTAL CONSENTS
                             ---------------------

          4.1  FCC Consent.    (a) The assignment of the Station Licenses as
               -----------
contemplated by this Agreement is subject to the prior consent and approval of the FCC.

          (b) No later than seven Business Days after the date of this Agreement Buyer and Sellers shall file the FCC Application. Sellers and Buyer shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use their reasonable best efforts to obtain the grant of the FCC Application as expeditiously as practicable. Neither Sellers nor Buyer shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon Sellers or Buyer or upon any Affiliate, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent imposes any condition on any party hereto, such party shall use its reasonable best efforts to comply with such condition; provided, however, that no party shall be required to comply
                --------  -------
with any condition that would have a material adverse effect upon it or any Affiliate. If reconsideration or judicial review is sought with respect to the FCC Consent, the party or parties affected shall vigorously oppose such efforts for reconsideration or judicial review; provided further, however, that nothing
                                        -------- -------  -------
herein shall be construed to limit a party's right to terminate this Agreement pursuant to Article XV.

          4.2  Compliance with HSRA. Buyer and Sellers shall make or cause to be
               --------------------
made in a timely fashion, and in any event within seven Business Days following the filing of the FCC Application, all filings which are required in connection with the transactions contemplated hereby under the HSRA, and shall furnish to the other party all information that the other reasonably requests in connection with such filings.

          4.3  Other Governmental Consents.  Promptly following the execution
               ---------------------------
of this Agreement, the parties shall prepare and file with the appropriate governmental authorities any requests for approval or waiver not referred to in Sections 4.1 and 4.2 that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. All such governmental approvals and waivers not referred to in Sections 4.1 and 4.2 are listed in Schedule 4.3.
                                                                  ------------

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Buyer represents and warrants to Sellers as follows:

          5.1  Organization and Standing.  Buyer is a limited partnership duly
               -------------------------
formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in, and is in good standing in the State of New York. Buyer has all necessary partnership power and authority under its agreement of limited partnership and the Delaware Revised Uniform Limited Partnership Act to own, lease and operate the Station Assets, to hold the Station Licenses and to carry on the business of the Station as proposed to be conducted by Buyer after the Closing Date.

          5.2  Authorization and Binding Obligation.  Buyer has all necessary
               ------------------------------------
partnership power and authority to enter into and perform its obligations under this Agreement, the Time Brokerage Agreement and the transactions contemplated hereby and thereby, and Buyer's execution, delivery and performance of this Agreement and the Time Brokerage Agreement have been duly and validly authorized by all necessary partnership action on its part. This Agreement and the Time Brokerage Agreement have been duly executed and delivered by Buyer and constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

          5.3  FCC Qualifications.  To the best of Buyer's knowledge, there are
               ------------------
no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Buyer from becoming the assignee of the Station Licenses or from consummating the transactions contemplated herein or by the Time Brokerage Agreement within the times contemplated herein or therein. Without limiting the generality of the foregoing, Buyer is the valid and legal holder of all the licenses issued by the FCC for radio stations WGRF(FM) and WEDG(FM) in Buffalo, New York, and WWDB(FM) in Philadelphia, Pennsylvania (collectively, the "Buyer's Station"), and none of its licenses therefor is subject to any restriction or condition which limits in any material respect the conduct of the business or the operations of the Buyer's Stations. Buyer has no knowledge of any applications, complaints or notices of violation or proceedings pending before the FCC relating to the conduct of the business or operations of the Buyer's Stations other than proceedings affecting the broadcasting industry generally or in-market rule makings or other public proceedings not specifically relating to the Buyer's Stations nor, to Buyer's knowledge, are any such actions threatened. The FCC licenses relating to the Buyer's Stations were validly issued to Affiliates of Buyer and are in full force and effect, and Buyer has no knowledge that they are impaired by any act or omission of Buyer or any of its Affiliates, or the officers, employees or agents of Buyer or any of its Affiliates. The Buyer's Stations are being operated in all material respects in accordance with the terms and conditions of their respective FCC licenses and the rules and regulations of the FCC. Buyer is financially qualified (as defined by the FCC) to consummate the transaction contemplated hereby.

          5.4  Absence of Conflicting Agreements or Required Consents.  Except
               ------------------------------------------------------
as set forth in Article IV with respect to governmental consents, the execution, delivery and performance of this Agreement and the Time Brokerage Agreement by Buyer:  (a) do
                                                                           -
not require the consent of any third party; (b) will not violate any provision
                                             -
of Buyer's agreement of limited partnership; (c) will not violate any applicable
                                              -
law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party or is bound; and (d) will not,
                                                                   -
either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is now subject.

          5.5  Litigation.  There is no claim, litigation, proceeding or
               ----------
investigation pending or, to the best of Buyer's knowledge, threatened, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by Buyer in connection with this Agreement or the Time Brokerage Agreement.


                                  ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF SELLERS
                   -----------------------------------------

          Sellers jointly and severally represent and warrant to Buyer as follows:

          6.1  Organization and Standing. Each Seller is a corporation duly
               -------------------------
formed, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in, and is in good standing in the State of New York, and each Seller has all necessary corporate power and authority under its certificate of incorporation and by-laws to own, lease and operate the Station Assets and to carry on the business and operations of the Station as now conducted and as proposed to be conducted by it between the date hereof and the Closing Date.

          6.2  Authorization and Binding Obligation. Each Seller has all
               ------------------------------------
necessary corporate power and authority to enter into and perform its obligations under this Agreement, the Time Brokerage Agreement and the transactions contemplated hereby and thereby, and each Seller's execution, delivery and performance of this Agreement and the Time Brokerage Agreement have been duly and validly authorized by all necessary corporate action on its part. This Agreement and the Time Brokerage Agreement have been duly executed and delivered by each Seller and constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

          6.3  Absence of Conflicting Agreements or Required Consents.  Except
               ------------------------------------------------------
as set forth in Article IV with respect to governmental consents or disclosed in

Schedule 6.3 or 6.8, the execution, delivery and performance of this Agreement
- -------------------
and the Time Brokerage Agreement by each Seller (a) do not require the consent
                                                 -
of any third party; (b) will not violate any provision of any Seller's
                     -
certificate of incorporation or by-laws; (c) will not violate any applicable
                                          -
law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which any Seller is a party or by which it or the Station Assets are bound; (d) will not, either alone or with the giving of
                           -
notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract or Station License; and (e) will not
                                                                     -
result in the creation of any Lien on any of the Station Assets.

          6.4 Governmental Authorization.  Schedule 6.4 contains a true and
              --------------------------   ------------
complete list of the Station Licenses, and there are no other licenses, permits or other authorizations from governmental or regulatory authorities required for the lawful conduct of the business and operations of the Station in the manner and to the full extent it is now conducted. Sellers are the valid and legal holders of the Station Licenses and none is subject to any restriction or condition which limits in any material respect the conduct of the business and operations of the Station in the manner and to the full extent it is now conducted. Sellers have delivered to Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. Except as may be set forth in Schedule 6.4, no Seller
                                       ------------
has any knowledge of any applications, complaints or notices of violation or proceedings pending before the FCC relating to the conduct of the business or operations of the Station other than proceedings affecting the broadcasting industry generally or in-market rule makings or other public proceedings not specifically relating to the Station nor, to any Seller's knowledge, are any such actions threatened. The Station Licenses were validly issued and are in full force and effect and no Seller has any knowledge that they are impaired by any act or omission of any Seller or any of its Affiliates, or the officers, employees or agents of any Seller or any of its Affiliates. The Station is being operated in all material respects in accordance with the terms and conditions of the Station Licenses and the rules and regulations of the FCC. All ownership reports, renewal applications and other reports and documents required to be filed with the FCC by or on behalf of each Seller with respect to the Station have been timely filed with the FCC, and all such reports, applications and other documents are true and complete. Each Seller has no reason to believe that the FCC will not renew the Station Licenses in the ordinary course for a full term without any material qualifications. There are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify any Seller from assigning the Station Licenses or from consummating the transactions contemplated herein or by the Time Brokerage Agreement within the times contemplated herein or therein. Sellers maintain an appropriate public inspection file at the Station's studio in accordance with FCC rules. Schedule
                                                                      --------
6.4 contains a true and complete list of all governmental and regulatory
- ---
consents, approvals and waivers required in connection with the transactions contemplated hereby.

          6.5  Real Property.  (a) Schedule 6.5 contains a true and complete
               -------------       ------------
list of all Owned Real Property setting forth the address, improvements thereon and legal description for each parcel of Owned Real Property. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. No real property other than that listed on Schedule 6.5 is used in, held for use in connection with or
               ------------
necessary for the conduct of, the business or operations of the Station. There are no Real Property Leases.

          (b)  To each Seller's knowledge, (i) the main transmitting tower,
                                            -
related improvements, guy anchors of the transmitting tower, and the transmitter building used by Sellers in the operation of the Station are located entirely on the Owned Real Property and (ii) the improvements upon the Owned Real Property
                             --
and the current use and operation of such premises conform in all material respects to all restrictive covenants, conditions, easements, building, subdivision and similar codes and federal, state and local laws, regulations, rules, orders and ordinances and no Seller has received any notice of any violation or claimed violation of any such restrictive covenant, condition or easement, or any building, subdivision or similar code, or any federal, state or local law, regulation, rule, order or ordinance which, either individually or in the aggregate, could have a material adverse effect on the assets, business or financial condition of the Station (a "Material Adverse Effect"). Sellers' improvements upon the Owned Real

Property are in adequate operating condition and repair, normal wear and tear excluded. Each Seller has no knowledge and has received no notice of any pending, threatened, or contemplated action to take by eminent domain or otherwise to condemn any portion of the Owned Real Property. To each Seller's knowledge, there exists no writ, injunction, decree, order or judgment, nor any litigation, pending or threatened, relating to the ownership, use, lease, occupancy or operation of any of the Owned Real Property and no Seller has received any written notice of a violation of (i) applicable Federal, state or
                                               -
local statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including any building or zoning laws or codes) affecting any of the Owned Real Property or (ii) applicable deed restrictions or other applicable
                            --
covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances in each case, except, in the case of clauses (i) and (ii), for such notice of violations that could not, either individually or in the aggregate, have a Material Adverse Effect.

          (c) Sellers have good and marketable title to the Owned Real Property in fee simple absolute. Sellers have the exclusive right to use and occupy the Owned Real Property and Sellers enjoy peaceful and undisturbed possession of the Owned Real Property. Except as set forth on Schedule 6.5, the Owned Real
                                            ------------
Property is free and clear of all Liens.

          6.6  Title to and Condition of Personal Property.  Schedule 6.6 lists
               -------------------------------------------   ------------
all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property owned, leased or held by Sellers or any Affiliate of Sellers and used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets (the "Personal Property") which has an individual value of $1,000 or more. Except as described in Schedule 6.6, all of
                                                            ------------
the items of Personal Property included in the Station Assets are in adequate operating condition and repair, normal wear and tear excluded, are insurable at standard rates, are performing satisfactorily, have been properly maintained in accordance with the manufacturers' recommendations and industry practices, are available for immediate use and are adequate for the purposes for which they are being used in the business and operations of the Station.

          6.7  Intellectual Property.  Schedule 6.7 contains a true and complete
               ---------------------   ------------
list and description of all United

States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, jingles, know-how, confidential business and technical information, computer software, data and documentation, and all similar intangible property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses or permits to use any of the foregoing used in, held for use in connection with or necessary for the conduct of, the business or operations of the Station or the Station Assets (the "Intellectual Property"). The Intellectual Property is either owned or validly licensed by Sellers and Schedule 6.7 identifies which Intellectual Property is
                        ------------
so owned and which is so licensed. Sellers have delivered to Buyer copies of all material documents regarding any Intellectual Property, if any, establishing such rights, licenses or other authority. No Seller has any knowledge of any pending or threatened proceeding or litigation affecting, or with respect to, any Intellectual Property. Each Seller is in compliance in all material respects with the terms of any license of any Intellectual Property and no Seller has received any notice and no Seller has any knowledge of any infringement or unlawful use of any Intellectual Property. To each Seller's knowledge, the conduct of the business of the Station does not infringe the rights of any third party in respect of any Intellectual Property. No Seller has sold, licensed or otherwise disposed of any Intellectual Property to any Person and no Seller has agreed to indemnify any Person for any patent, trademark or copyright infringement. Schedule 6.7 lists all of the Intellectual Property which have
              ------------
been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign.

          6.8  Contracts.  (a) Schedule 6.8 lists all (i) employment agreements
               ---------       ------------            -
relating to employees of the Station for which the base salary payable by the employer exceeds $30,000 per year and (ii) all other Contracts which involve
                                       --
payment to or from the Station in excess of $50,000 during the term of such Contract, except (i) leases for Personal Property which are described in
                  -
Schedule 6.6 and (ii) licenses for Intellectual Property which are described in
- ------------      --
Schedule 6.7.
- ------------

          (b) Sellers have delivered to Buyer true and complete copies of all written Contracts, or true and complete memoranda describing the terms of all oral Contracts. Each Seller has complied in all material respects with all Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement and is not in default under any of the Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement where any such default, either individually or together with any other such defaults, could have a Material Adverse Effect. No Seller has granted or been granted any material waiver or forbearance with respect to any of the Contracts. To the best of each Seller's knowledge, no other contracting party is in default under any of the Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement where such default, either individually or together with any other such defaults, could have a Material Adverse Effect. Except as set forth in Schedule 6.8, each Seller has full legal power and authority to
             ------------
assign its rights under the Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement to Buyer on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability and continuity of any of the Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement.

          6.9  Personnel Information.  (a) Sellers have previously delivered to
               ---------------------
Buyer a true and complete list of all persons employed at the Station, each such person's compensation and bonus arrangements and the Employee Plans listed in
Schedule 6.10, if any, applicable to each such person.  No Seller is a party to
- -------------
any agreement or arrangement, written or oral, with salaried or non-salaried employees except as described in Schedules 6.8 and 6.10. Except as described in
                                 ----------------------
Schedule 6.9, no Seller has any knowledge that any employee of the Station
- ------------
currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement, the Time Brokerage Agreement or otherwise.

          (b)  Except as disclosed in Schedule 6.10, no Seller is a party to or
                                      -------------
subject to any Contract with any labor organization, nor has any Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of any Seller at the Station. No Seller has any knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Seller at the Station. There are no unfair labor practice charges pending against any Seller; there are no pending or threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting any Seller or the Station.


          6.10 Employee Benefit Plans. Schedule 6.10 sets forth a true and
               ----------------------  -------------
complete of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or compensation, bonus, incentive, deferral, equity based, severance, termination, retention, change in control, employment or other similar program, agreement, arrangement, trust or other funding arrangement, whether or not subject to the provisions of ERISA, to which any Seller is bound or that is or has been established or maintained or in respect of which any Seller has ever had any obligation to contribute (each, an "Employee Plan"). Except pursuant to a Plan, no Seller has fixed or contingent liability or obligation to or in respect of any person now or formerly employed at the Station or any beneficiary or dependent of any such person, including, without limitation, in respect of pension or thrift benefits or payments, individual or supplemental pension benefits or payments or compensation arrangements, contributions to hospitalization or other health, life or other welfare benefits, incentive benefits or payments, bonus benefits or payments or vacation, sick leave, disability and termination benefits or payments, including workers' compensation. No trade or business (whether or not incorporated) is or has been as of any date within the preceding six years been treated as a single employer together with any Seller pursuant to Section 414 of the Code. No Seller has incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability that could become a liability of Buyer or, following the Closing, remain a liability of the Station under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best knowledge of each Seller, no event, transaction or condition has occurred or exists which could result in any such liability. Each of the Plans has been operated and administered in all respects in accordance with all applicable laws, including but not limited to ERISA and the Code.

          6.11 Litigation.  No Seller is subject to any judgment, award, order,
               ----------
writ, injunction, arbitration decision or decree affecting the Station or any of the Station Assets or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement or the Time Brokerage Agreement. Except as set forth in Schedule 6.11,
                                                                  -------------
there is no claim, litigation, proceeding or investigation pending or, to the best of each Seller's knowledge, threatened, against or affecting the Station or any of the Station Assets whether or not covered by insurance, which seeks damages (monetary or otherwise) in excess of $50,000 in any single instance or $250,000 in the aggregate, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by any Seller in connection with this Agreement or the Time Brokerage Agreement.

          6.12 Compliance with Laws.  (a) Each Seller has operated and is
               --------------------
operating in material compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Station, and its use of the Station Assets does not violate any such laws, regulations or orders in any material respect. Except as set forth in Schedule 6.12, no Seller
                                                       -------------
has received any notice asserting any noncompliance with any applicable statute, rule or regulation in connection with the business or operations of the Station.

          (b) To the best of each Seller's knowledge, (i) the Station is not
                                                       -
causing interference in violation of FCC rules to the transmission of any other broadcast station or communications facility and has not received any complaints with respect thereto and (ii) no other broadcast station or communications
                          --
facility is causing interference in violation of FCC rules to the Station's transmissions or the public's reception of such transmissions.

          6.13 Transaction with Affiliates.  Except as set forth on Schedule
               ---------------------------                          --------
6.13, all of the Stations Assets are owned or leased by one or more Seller, and
- ----
no Affiliate of any Seller or any other Person owns or leases property or is a party, including, without limitation, as lessor or lessee, to any Contract affecting or relating to the operations of the Station. No Seller nor any Affiliate owns, directly or indirectly, on an individual or joint basis, any material interest in any third party which is a party to any Contract. There are no agreements, arrangements or understandings between one or more Seller and any third party pursuant to which the Station receives, as a result of its ownership by Sellers, discounts, bonuses or other favorable arrangements that will not be available to the Station after the Closing.

          6.14 Financial Statements.  Schedule 6.14 contains true and complete
               --------------------   -------------
copies of the Financial Statements. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied. The Financial Statements accurately reflect and fairly present the financial condition and the results of the operations and cash flows of the Station as of the dates and for the periods indicated. Except for (a) liabilities as and to the extent expressly
                               -
reflected or reserved against on the balance sheet of the Station as of December 31, 1995 included in the Financial Statements and (b) liabilities incurred since
                                                   -
December 31, 1995, in the ordinary and normal course of business, which in the aggregate are not material, no Seller has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, relating to the Station, except as disclosed in this Agreement or Schedule 6.14.
                                                  -------------

          6.15 Absence of Changes or Events. Except as disclosed in Schedule
               ----------------------------                         --------
6.15, since December 31, 1995, the operations and business of the Station have
- ----
been conducted in all material respects only in the ordinary course and no Seller has, except in the ordinary course of business, purchased, sold, assigned or transferred any of the Station Assets.

          6.16 Insurance. The business, properties (including the Station
               ---------
Assets) and employees of the Station are insured against loss, damage or injury in amounts listed in Schedule 6.16, which shows all insurance policies held by
                     -------------
each Seller relating to such business, properties and employees, together with the policy limits, type of coverage, location of the property covered, annual premium, premium payment dates and expiration date of each of the policies. Copies of all such insurance policies have been furnished to Buyer. All such insurance policies are in full force and effect.

          6.17 Taxes. No event has occurred or condition exists that could
               -----
result in any liability being imposed on Buyer by any taxing authority for any taxes, assessments, excises, penalties, or interest due or to become due of any Seller for any taxable period, or imposed with respect to the Station Assets for any taxable period or portion thereof ending on or before the Cut-Off Time.

          6.18 Bankruptcy.  No insolvency proceedings of any character,
               ----------
including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting any Seller or any of the Station Assets, are pending or, to the knowledge of each Seller, threatened, and no Seller has made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

          6.19 Environmental Matters.  (a) Except as set forth in the Phase I
               ---------------------
Environmental Assessment of 675 Dorrance Avenue, West Seneca, New York, dated April 1996, prepared by URS Consultants, Inc. (the "Phase I"), to each Seller's knowledge, all operations and uses of the Owned Real Property are in compliance with all Environmental Laws. To each Seller's knowledge, Sellers have obtained all environmental, health and safety permits necessary for the operation of the Station, and all such permits are in full force and effect and each Seller is in compliance with the terms and conditions of all such permits. No Seller has received any notice, and no Seller is aware of, any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of Environmental Laws by any Seller or any tenants or subtenants of any Seller, or otherwise involving the Owned Real Property.

          (b) Except as set forth in the Phase I, to each Seller's knowledge, there has been no release (nor, to each Seller's knowledge, is there any substantial threat of a release) of any Hazardous Substance at or from the Owned Real Property in amounts or concentrations requiring remediation under or that would violate current Environmental Laws. Except as set forth in the Phase I, to each Seller's knowledge, there are no Hazardous Substances present on the Owned Real Property except for ordinary quantities of properly stored Hazardous Substances found in consumer or commercial products that are used in the normal course of broadcast station operations, including grounds and building operation and maintenance. Except as set forth in the Phase I, to each Seller's knowledge, there are no underground storage tanks, or underground piping associated with such tanks, on the Owned Real Property.

          6.20 Foreign Investment in Real Property Tax Act.  No Seller is a
               -------------------------------------------
"foreign person" within the meaning of Section 1445 of the Code, and Sellers shall deliver to Buyer at Closing an affidavit to this effect.

          6.21 The Station Assets. Except as set forth in Schedule 6.21, Sellers
               ------------------                         -------------
own and have good title to all the Station Assets free and clear of all Liens. All of the Station Assets are and have been located in the State of New York since they were acquired by Sellers. All financing statements filed by any party with respect to the Station Assets are listed in Schedule 6.21. The Station
                                                 -------------
Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and, to the best of each Seller's knowledge, there are no facts or conditions affecting the Station Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

          6.22 Disclosure.  None of this Agreement or any certificate or other
               ----------
document delivered in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary to make any statement contained herein or therein not misleading.


                                  ARTICLE VII

                              COVENANTS OF SELLERS
                              --------------------

          7.1  Interim Operation.  Except expressly as provided by or in
               -----------------
furtherance of the Time Brokerage Agreement, between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of Buyer:

          (a) No Seller shall take any action which could result in the business and operations of the Station not being conducted in the ordinary course of business, consistent with past practices, and no Seller shall take any action which could adversely effect the ongoing operations and assets of the Station;

          (b) No Seller shall sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, unless the same shall be replaced with assets of equal or greater value and utility;

          (c) No Seller shall create, assume or permit to exist any Lien of any nature whatsoever upon the Station Assets, except for those in existence on the date of this Agreement, all of which will be removed on or prior to the Closing Date;

          (d) Each Seller shall operate the Station in all material respects in accordance with the FCC's rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders; and shall not fail to prosecute with due diligence any pending application to the FCC, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceeding for the suspension, revocation or material adverse modification of any of the Station Licenses;

          (e) Each Seller shall not waive any material right under any Non-LMA Contract or license relating to the Station or the Station Assets;

          (f) No Seller shall enter into any Non-LMA Contracts relating to the Station or the Station Assets;

          (g) Each Seller shall timely make all payments required to be paid under any Non-LMA Contract when due and otherwise pay all liabilities and satisfy all obligations within 90 days of invoice;

          (h) Each Seller shall maintain the insurance policies on the Station and the Station Assets listed in Schedule 6.16 or their equivalent; and

                                 -------------

          (i) If the broadcast transmissions of the Station from its main broadcast antenna at full authorized power is interrupted or impaired, each Seller shall use its reasonable best efforts to restore transmissions at full authorized power as soon as reasonably possible.

          7.2  Access to Station.  Without in any way limiting the rights and
               -----------------
obligations of the parties under the Time Brokerage Agreement, between the date of this Agreement and the Closing Date, Sellers shall give Buyer and Buyer's counsel, accountants, lenders, engineers and other representatives, reasonable access during normal business hours to all of each Seller's properties, records and employees relating exclusively to the Station, including the data underlying the Financial Statements, and shall furnish Buyer with all information that Buyer reasonably requests concerning the Station. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

          7.3  Third-Party Consents.  Each Seller at its own cost shall use all
               --------------------
reasonable best efforts to obtain the consent of any third parties listed on
Schedule 4.3 or 6.3 necessary for the assignment to Buyer of any Contract or
- -------------------
Non-LMA Contract to be assigned hereunder or under the Time Brokerage Agreement.

          7.4  Notification.  At all times prior to the Closing, Sellers shall
               ------------
promptly notify Buyer in writing of any fact, condition, event or occurrence that will or could reasonably be expected to result in the failure of any representation or warranty of any Seller made in this Agreement to be true and complete in all material respects, promptly upon becoming aware of the same; provided, however, that Sellers' compliance with this Section 7.4 shall not
- --------  -------
relieve any Seller of any obligation with respect to any representation, warranty or covenant of any Seller hereunder or waive any condition to Buyer's obligations hereunder.

          7.5  No Inconsistent Action.  No Seller shall take any action which is
               ----------------------
inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement. No Seller will take any action that would disqualify or impair any Seller as an assignor of the Station Licenses or licensee, owner and operator of the Station.

          7.6  Estoppel Certificates; Consent and Waiver.  Subject to Section
               -----------------------------------------
11.1(d)(iv), Sellers shall use all reasonable best efforts to obtain estoppel certificates containing customary provisions and consents and waivers from any lessor of any material Station Asset that Buyer requests at least 15 Business Days before the Closing Date. Each estoppel certificate shall identify with specificity the lease, and any amendments or modifications thereto, and the amount of the monthly payments due thereunder and the expiration date thereof (together with all renewal options, if any), and shall contain the landlord's or lessor's certification for the benefit of Buyer that the lease is in full force and effect, that there are no defaults that remain uncured with respect to such lease and that each Seller has been and is in full compliance with all of such Seller's obligations thereunder.

          7.7  No Solicitation.  Between the date of this Agreement and the
               ---------------
Closing, no Seller or any Affiliate of any Seller shall directly or indirectly
(a) solicit, initiate or encourage submission of any proposal or offer from any
 -
Person relating to any acquisition or purchase of any Station Assets (other than the sale of assets in the ordinary course of business consistent with past practices), or any equity interest in, the Station or any Seller, or (b)
                                                                      -
participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Each Seller shall promptly notify Buyer in writing if any such offer or proposal is made to it between the date of this Agreement and the Closing. Notwithstanding the foregoing provisions of this Section 7.7, if Sellers reasonably determine, based on objective evidence, that Buyer is likely not to fulfill its obligations at the Closing, then Sellers may enter into a purchase agreement with another prospective purchaser of the Station Assets provided that each Seller's obligations under any such agreement are conditioned upon the failure of Buyer to meet its obligations at the Closing.

          7.8  Title Policies. Sellers have delivered to Buyer copies of all
               --------------
title policies and title commitments in each Seller's possession with respect to the Owned Real Property. Each Seller shall cooperate with Buyer to assist Buyer in obtaining from a title insurance company (the "Title Company") satisfactory to Buyer a fee owner's title insurance policy issued to Buyer, and a mortgagee's policy issued to Buyer's lenders with respect to each parcel of Owned Real Property, in form and substance satisfactory to Buyer and Buyer's lenders, insuring Buyer and Buyer's lenders and issued as of the Closing Date by the Title Company, showing Buyer to have a fee simple title to each parcel of Owned Real Property, in each case subject to no Liens. Each Seller shall use reasonable best efforts to deliver to the Title Company any affidavits or indemnities required by the Title Company in connection with the delivery of the aforesaid title policies.

          7.9  Surveys. Sellers have delivered to Buyer copies of all surveys of
               -------
the Owned Real Property in each Seller's possession. Each Seller shall cooperate with Buyer, including providing reasonable access to the Owned Real Property, in order to enable Buyer, at Buyer's election, to obtain a survey of each parcel of Owned Real Property, prepared by a certified or registered surveyor selected by Buyer.


                                 ARTICLE VIII

                              ADDITIONAL COVENANTS
                              --------------------

          Buyer and each Seller covenant and agree that for the applicable periods set forth below, they shall act in accordance with the following:

          8.1  Reasonable Best Efforts.  Prior to the Closing, each party shall
               -----------------------
use its reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the sale and purchase under this Agreement.

          8.2  Control of Station.  Without in any way limiting the rights and
               ------------------
obligations of the parties under the

Time Brokerage Agreement, prior to the Closing, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station. Such operations shall be the sole responsibility of Sellers and, subject to the provisions of Article VII, shall be in their complete discretion.

          8.3  Certain Employees.  Buyer may make offers of employment to those
               -----------------
persons employed by the Station whom it desires to hire, which offers shall be on terms and conditions that Buyer shall determine in its discretion. Within ten Business Days of the date hereof, Buyer shall provide Sellers with a list of persons employed by the Station to whom Buyer intends to make offers of employment. Once delivered to Sellers, such list shall be attached hereto as
Schedule 8.3.  Notwithstanding the foregoing, Buyer shall not be precluded from
- ------------
making offers of employment to other persons employed by the Station. Sellers shall be liable for all severance and other benefits to which those persons employed or formerly employed by the Station and not listed on Schedule 8.3 are
                                                               ------------
entitled under all Employee Plans, applicable law or otherwise.

          8.4  Renewal of Contracts.   Prior to the Closing, each Seller shall
               --------------------
use its reasonable best efforts to renew any Non-LMA Contract to be assumed by Buyer hereunder which by its terms expires or terminates between the date of this Agreement and the Closing Date, provided that any such renewal shall be on terms and conditions reasonably satisfactory to Buyer and Schedule 6.8 shall be
                                                          ------------
amended to reflect such renewal.

          8.5  Post-Closing Covenants.  (a) For a period of three years after
               ----------------------
the Closing Date, each party agrees to make available to the other party after Closing, upon request, any records, files, documents and correspondence of the Station or the Station Assets that are reasonably determined by such party to be necessary or appropriate in connection with the filing of any report with a governmental agency or the prosecution or defense of any claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, to which the requesting party is a party.
The requesting party shall reimburse the other party for any expenses incurred pursuant to this Section 8.5, including reimbursement for the time of any of such party's employees, including any employees of the Station. Each party shall exercise its rights under this Section 8.5 so as not to unreasonably interfere with or disrupt the operations of the other party.

          (b) For a period of three years after the Closing Date, at least 30 days prior to discarding or destroying any books or records relating to the Station Assets that are being sold hereunder, each party shall give the other party notice of its intended action and an opportunity for such party to retain any of the books or records proposed to be discarded or destroyed by the other party.

          8.6  New York Taxes  (a) For purposes of the New York Real Property
               --------------
Gains Tax and New York Real Estate Transfer Tax, Buyer and Sellers shall, in the event that Buyer and Sellers have agreed upon the allocation of the Purchase Price pursuant to Section 2.5, utilize such allocation with respect to each parcel of Owned Real Property, and in the event that Buyer and Sellers have been unable to agree upon such allocation within 30 days prior to the Closing Date, Buyer and Sellers shall utilize the fair market value of each parcel of Owned Real Property, which shall be determined by an appraisal setting forth separate values of each parcel comprising the Owned Real Property, conducted by Arthur Andersen, LLP, which appraisal shall be completed no later than 15 days prior to the Closing Date (the allocation of Purchase Price or the appraised fair market value, as applicable, the "Appraised Value"). Buyer, on the one hand, and Sellers, on the other hand, shall each bear one-half of the costs of such appraisal. No later than 25 days prior to the Closing Date, Buyer shall, if a Transferee Questionnaire is required for the New York Real Property Gains Tax based upon such allocation or appraisal, provide Sellers with a properly completed and executed NYS Form TP-581 (the "Transferee Questionnaire"), reporting a valuation consistent with the Appraised Value and a copy of the allocation or appraisal. If the Transferee Questionnaire is required for the New York Real Property Gains Tax based upon the allocation or appraisal, no later than 20 days prior to the Closing Date, Sellers shall file the Transferee Questionnaire, together with NYS Form TP-580 (the "Transferor Questionnaire") and all supporting material required to be filed therewith in connection with the sale of the Owned Real Property to Buyer, and deliver a copy of the complete filing to Buyer. The Transferee Questionnaire and Transferor Questionnaire are collectively hereinafter referred to as the "Questionnaires".

          (b) On the Closing Date, Sellers and Buyer shall execute a properly completed NYS Form TP-584 ("Combined Real Property Tax Form") which shall be filed with the Erie County Clerk. If NYS Form TP-582 (the "Tentative Assessment and Return") issued by the New York State Department of Taxation and Finance as a result of the filing of the Questionnaires shall then have been received, it shall be executed by Sellers, and included in the filing of the Combined Real
Property Tax Form. In addition, Sellers shall at Closing present for Buyer's inspection, a check made payable to the Erie County Clerk in payment of the amount due for the New York Real Estate Transfer Tax as stated on the Combined Real Property Tax Form and a check made payable to the New York State Department of Taxation and Finance in payment of the amount due for the New York Real Property Gains Tax as stated on the Tentative Assessment and Return to be filed with the Combined Real Property Tax Form. Contemporaneously with the Closing, Buyer and Sellers jointly shall file the Combined Real Property Tax Form, the Sellers' checks in payment of New York Real Estate Transfer Tax and New York Real Property Gains Tax, and other associated documentation, as required by law. Sellers shall pay their share of any additional tax (including any interest and penalties) determined to be due under Article 31-B and Article 31 of the New York Tax Law in connection with the sale of the Owned Real Property to Buyer as a result of any administrative or other adjustment. The cost of all taxes paid pursuant to this Section 8.6 shall be allocated in accordance with the provisions of Section 12.1.


                                  ARTICLE IX

              CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
              ---------------------------------------------------

          The obligations of Buyer at the Closing are subject to satisfaction of each of the following conditions:

          9.1  Representations, Warranties and Covenants.  (a) All
               -----------------------------------------
representations and warranties of Sellers made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

          (b) All of the terms, covenants and conditions to be complied with and performed by any Seller on or prior to Closing Date shall have been complied with or performed.

          9.2  Governmental Consents.  The conditions specified in Article IV
               ---------------------
of this Agreement shall have been satisfied, any applicable waiting period under the HSRA shall have expired or been earlier terminated without receipt of any objection or the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement and the FCC Consent shall have become a Final Order and shall contain no condition that has or, in Buyer's good faith judgment, will have a material adverse effect upon the Station.

          9.3  Adverse Proceedings.  No action, suit, proceeding, litigation or
               -------------------
investigation shall be pending or threatened by any governmental authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

          9.4  Deliveries.  Sellers shall have made all the deliveries set forth
               ----------
in Section 11.1.

                                   ARTICLE X

             CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE
             ----------------------------------------------------

          The obligations of Sellers at the Closing are subject to satisfaction of each of the following conditions:

          10.1  Representations, Warranties and Covenants. (a) All
                -----------------------------------------
representations and warranties of Buyer in Article V hereof shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

          (b) All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed.

          10.2  Governmental Consents. The conditions specified in Article IV
                ---------------------
of this Agreement shall have been satisfied, any applicable waiting period under the HSRA shall have expired or been earlier terminated without receipt of any objection or the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement and the FCC Consent shall have become a Final Order.

          10.3  Adverse Proceedings.  No action, suit, proceeding, litigation or
                -------------------
investigation shall be pending or threatened by any governmental authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

          10.4  Deliveries. Buyer shall have made all the deliveries set forth
                ----------
in Section 11.2.

          10.5  WSJZ.  Sellers shall have transferred substantially all of the
                ----
assets of radio station WSJZ(FM), Buffalo, New York, whether structured as a sale of stock, assets, merger, spin-off or otherwise; provided that this
                                                      --------
condition shall only be effective if (1) Sellers shall have entered into a
                                      -
binding agreement to sell radio station WSJZ(FM) to a third party prior to April 9, 1996; (2) such agreement contains no material contingencies to Sellers' or
          -
such third party's obligations thereunder other than FCC approval of such sale and the consummation of the transactions contemplated by this Agreement; and (3)
                                                                              -
the purchaser under such agreement is able, based on objective evidence, to consummate such purchase within the time frame contemplated by such agreement.


                                  ARTICLE XI

                   DOCUMENTS TO BE DELIVERED AT THE CLOSING
                   ----------------------------------------

          11.1  Documents to be Delivered by Sellers.  At the Closing, Sellers
                ------------------------------------
shall deliver or cause to be delivered to Buyer the following:

          (a) certificates of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Section 9.1;

          (b) if Buyer and Sellers elect to waive the condition set forth in
     Section 9.2 that the FCC Consent shall have become a Final Order prior to Closing, the Unwind Agreement, dated as of the Closing Date, among Sellers and Buyer, substantially in the form of Exhibit A hereto (the "Unwind
                                             ------- -
     Agreement") executed by each Seller;

          (c) opinion of counsel to Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Sellers and Buyer;

          (d) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, assignment, transfer and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

              (i) bargain and sale deed with grantor's covenants for each parcel of Owned Real Property, together with any necessary transfer declarations or affidavits;

              (ii)  assignments of the Station Licenses;

              (iii) bills of sale for all Personal Property;

              (iv) any estoppel certificates, consents and waivers obtained by Sellers pursuant to Section 7.6;

              (v)   assignment of the Intellectual Property set forth on
        Schedule 6.7;
        ------------

              (vi)  assignments of any Non-LMA Contracts; and

              (vii) assignments of all intangible personal property including all books, records, logs and similar assets which do not constitute Excluded Assets;

          (e) certified resolutions of the board of direc tors of each Seller, authorizing the execution, delivery and performance of this Agreement and the Time Brokerage Agreement;

          (f) an affidavit to the effect that each Seller is not a "foreign person" within the meaning of Section 1445 of the Code; and

          (g) such other documents as may reasonably be requested by Buyer's counsel.

          11.2  Documents to be Delivered by Buyer.  At the Closing, Buyer shall
                ----------------------------------
deliver or cause to be delivered to Sellers the following:

          (a) certificate of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, certifying to the fulfillment of the conditions specified in Section 10.1;

          (b) if Buyer and Sellers elect to waive the condition set forth in
     Section 9.2 that the FCC Consent shall have become a Final Order prior to Closing, the Unwind Agreement executed by Buyer;

          (c) immediately available wire-transferred funds as provided in
     Section 2.4;

          (d) instruments, in form and substance reasonably satisfactory to counsel to Sellers, pursuant to which Buyer assumes pursuant to Article III certain obligations, liabilities, commitments and responsibilities;

          (e) opinion of counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Sellers and Buyer;

          (f) certified resolutions of the board of directors of the general partner of Buyer, authorizing the execution, delivery and performance of this Agreement and the Time Brokerage Agreement; and

          (g) such other documents as may be reasonably requested by Sellers' counsel.


                                  ARTICLE XII

                       TRANSFER TAXES; FEES AND EXPENSES
                       ---------------------------------

          12.1  Transfer Taxes and Similar Charges.  Except as provided in
                ----------------------------------
Section 7.3, all costs of transferring the Station Assets in accordance with this Agreement shall be allocated among the parties as follows:

          (a) Buyer shall pay (i) the HSRA filing fee and (ii) all costs
                               -                           --
     related to title insurance and surveys with respect to the transfer of the Owned Real Property;

          (b) Sellers shall pay any amounts due in respect of the New York Real Property Gains Tax referred to in Section 8.6;

          (c) Sellers shall pay all recordation, transfer and documentary taxes and fees; and

          (d) all other costs and expenses of transferring the Station Assets shall be divided equally between Buyer, on the one hand, and Sellers, on the other hand.

Subject to Section 8.6, as between Buyer, on the one hand, and Sellers, on the other hand, the party that has the primary responsibility under applicable law for filing any return in respect of taxes described in this Section 12.1 shall prepare such return, subject to the other party's approval, which approval shall not be unreasonably withheld, and timely file such return.

          12.2  Expenses.  Except as set forth in Section 12.1, each party
                --------
hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.


                                 ARTICLE XIII

                      BROKER'S COMMISSION OR FINDER'S FEE
                      -----------------------------------

          13.1  Buyer's Representation and Agreement to Indemnify.  Buyer
                -------------------------------------------------
represents and warrants to Sellers that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Buyer further agrees to indemnify and hold Sellers harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Buyer.

          13.2  Sellers' Representation and Agreement to Indemnify.  Each Seller
                --------------------------------------------------
represents and warrants to Buyer that, except for the agreement with Star Media Group, Inc., neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Any commission, fee or payment due Star Media Group, Inc. in connection with the transactions contemplated by this Agreement shall be paid by Sellers. Each Seller further agrees to indemnify and hold
Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by any Seller.


                                  ARTICLE XIV

                                INDEMNIFICATION
                                ---------------

          14.1  Indemnification by Sellers.  (a) General.  Each Seller agrees
                --------------------------       -------
to indemnify and hold harmless Buyer, its Affiliates and the partners, officers, directors, employees, agents, advisers and representatives of Buyer and its Affiliates ("Buyer Indemnitees") from and against, and pay or reimburse each Buyer Indemnitee for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in connection with the investigation or defense thereof or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

          (i) any inaccuracy of any representation or warranty made by any Seller herein or in any certificate, document or instrument delivered to Buyer hereunder;

          (ii) any failure of any Seller to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof;

          (iii) any claims of third parties with respect to the business and operations of the Station or the ownership of the Station Assets prior to the Closing not expressly assumed by Buyer hereunder;

          (iv) any liability of any Seller or the Station not expressly assumed by Buyer hereunder;

          (v) any claim by or on behalf of any person employed by the Station and not hired by Buyer on or after the Closing Date;

          (vi) any breach or default by any Seller under any Contract prior to the Closing;

          (vii) the environmental conditions on, under, above, or about any assets, equipment or facilities (other than the Station Assets) owned, leased or operated at any time by any Seller, or any of its predecessors or Affiliates; and

          (viii) any failure of any Seller to comply with applicable bulk sales laws (in consideration of which indemnification obligation Buyer hereby waives compliance by Sellers with any applicable bulk sales laws).

          (b) Limitations on Indemnification.
              ------------------------------

          (i) Notwithstanding anything in Section 14.1(a) of this Agreement to the contrary, Sellers shall not be required to make any indemnification payments under clause (i) of Section 14.1(a) until the aggregate amount of Losses resulting from or arising out of the matters referred to in
     Section 14.1(a)(i) exceeds $200,000; provided that if the aggregate amount
                                          --------
     of such Losses exceeds such amount, Sellers shall be required to indemnify Buyer Indemnitees for all Losses indemnifiable under Section 14.1(a)(i) without regard to such $200,000 limitation; provided, further, however,
                                                 --------  -------  -------
     that if indemnification is sought by any Buyer Indemnitee under Section 14.1(a)(i), 14.1(a)(iii) or 14.1(a)(iv) for any Loss relating to environmental matters, then, to the extent such Loss relates exclusively to environmental matters it shall not be included in any calculation of such $200,000 threshold and, instead, shall be subject to the limitation that Sellers shall be required to provide indemnification only to the extent the aggregate amount of all such Losses relating exclusively to environmental matters exceeds $100,000.

          (ii) Sellers' obligations to make any indemnification payments of any kind under Section 14.1(a) shall be limited to $5,000,000.

          (iii) No claim may be brought by a Buyer Indemnitee under this Agreement for breach of a representation or warranty contained in this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the first anniversary hereof. In the event such a notice is given, the right to indemnification with respect thereto shall survive until such claim is finally resolved and any obligations thereto are fully satisfied.

          (c) Exclusive Remedy.  Except for the remedies provided in Section
              ----------------
16.1, subsequent to the Closing indemnification under this Section 14.1 shall be the exclusive remedy of Buyer Indemnitees with respect to any legal, equitable or other claim for relief based upon this Agreement or the certificates, documents and instruments delivered by any Seller in connection herewith.

          14.2  Indemnification by Buyer.  (a)  General.  Buyer agrees to
                ------------------------        -------
indemnify and hold harmless each Seller, its Affiliates and the officers, directors, employees, agents, advisers and representatives of each such Person ("Sellers Indemnitees") from and against, and pay or reimburse each Sellers Indemnitee for, any and all Losses resulting from or arising out of:

          (i) any inaccuracy in any representation or warranty made by Buyer herein or in any certificate, document or instrument delivered to any Seller hereunder;

          (ii) any failure of Buyer to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof;

          (iii) any liability, obligation, commitment or responsibility of any Seller expressly assumed by Buyer under Article III of this Agreement; and

          (iv) the ownership of the Station Assets or the operation of the Station subsequent to the Closing, except to the extent such Loss relates to any liabilities, obligations, commitments or responsibilities of any Seller of any nature whatsoever not expressly assumed by Buyer hereunder or results from the breach of a representation, warranty or covenant by any Seller.

          (b)  Limitations on Indemnification.
               ------------------------------

          (i) Notwithstanding anything in Section 14.2(a) of this Agreement to the contrary, Buyer shall not be required to make any indemnification payments under clause (i) of Section 14.2(a) until the aggregate amount of Losses resulting from or arising out of the matters referred to in Section 14.2(a)(i) exceeds $200,000; provided that if the aggregate amount of such Losses exceeds such amount, Buyer shall be required to indemnify Sellers Indemnitees for all Losses indemnifiable under Section 14.2(a)(i) without regard to such $200,000 limitation.

          (ii) Buyer's obligation to make any indemnification payments of any kind under Section 14.2(a) shall be limited to $5,000,000.

          (iii) No claim may be brought by a Sellers Indemnitee under this Agreement for breach of a representation or warranty contained in this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the first anniversary hereof. In the event such a notice is given, the right to indemnification with respect thereto shall survive until such claim is finally resolved and any obligations thereto are fully satisfied.

          (c)  Exclusive Remedy.  Except for the remedies provided in Section
               ----------------
16.2, subsequent to the Closing indemnification under this Section 14.2 shall be the exclusive remedy of Sellers Indemnitees with respect to any legal, equitable or other claim for relief based upon this Agreement or the certificates, documents and instruments delivered by Buyer in connection herewith.

          14.3  Indemnification Procedures. In the case of any claim asserted by
                --------------------------
a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (a) the counsel
                                                            -
for the Indemnify ing Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (b) the
                                                                       -
Indemnified Party may participate in such defense at such Indemnified Party's expense, and (c) the omission by any Indemnified Party to give notice as
              -
provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's tax liability or, if a Buyer Indemnitee is the Indemnified Party, the ability of Buyer to conduct the business of the Station, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. Notwithstanding the foregoing, the Indemnifying Party shall still provide indemnification to the Indemnified Party. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this
Section 14.3 and the records of each shall be available to the other with respect to such defense.


                                  ARTICLE XV

                               TERMINATION RIGHTS
                               ------------------

          15.1  Termination.  This Agreement may be terminated by either Buyer,
                -----------
on the one hand, or Sellers, on the other hand, as set forth below, upon written notice to the other upon the occurrence of any of the following, provided that the party seeking to terminate is not in material default or breach of this
Agreement:

          (a)  by Buyer or Sellers:

          (i)  if the Closing has not occurred by April 30, 1997;

          (ii) if the FCC denies the FCC Application or any part thereof or designates any part of it for a trial-type hearing; or

          (iii) if there shall be in effect any final judgment, final decree or order that would prevent or make unlawful the Closing.

          (b)   by Buyer:

          (i)   pursuant to Section 17.1;

          (ii) if the regular broadcast transmission of the Station from its main broadcasting antenna at full authorized effective radiated power is interrupted for a period of more than 72 hours in any single 30 day period as a result of or arising from any action or inaction by any Seller;

          (iii) if any material representation or warranty of any Seller made herein or in any certificate, document or instrument delivered by any Seller hereunder is untrue or incomplete in any respect and such breach is not cured within 10 Business Days of Sellers' receipt of written notice from Buyer that such breach exists or has occurred; or

          (iv) if any Seller defaults in the performance of any material covenant or agreement hereunder, including, without limitation, its obligation to close under this Agreement, and such breach is not cured within 10 Business Days of Sellers' receipt of written notice from Buyer that such default exists or has occurred.

          (c)  by Sellers:

          (i) if any material representation or warranty of Buyer made herein or in any certificate, document or instrument delivered by Buyer hereunder is untrue or incomplete in any respect and such breach is not cured within 10 Business Days of Buyer's receipt of written notice from Sellers that such breach exists or has occurred; or

          (ii) if Buyer defaults in the performance of any material covenant or agreement hereunder, including, without limitation, its obligation to close under this Agreement, and such breach is not cured within 10 Business
     Days, or in the case of payment of the Purchase Price one Business Day, of Buyer's receipt of written notice from Sellers that such default exists or has occurred.

          15.2  Liability.  In the event of the termination of this Agreement
                ---------
under Section 15.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof, except that the provisions of
Article XII, Article XVI and Sections 17.2, 17.3 and 17.8 shall survive any such termination.


                                  ARTICLE XVI

                             REMEDIES UPON DEFAULT
                             ---------------------

          16.1  Buyer's Remedies; Specific Performance.  Each Seller recognizes
                --------------------------------------
that, in the event any Seller defaults in the performance of its obligations to close under this Agreement, monetary damages alone will not be adequate. Therefore, unless Buyer is in material default in the performance of its obligations under this Agreement, Buyer shall be entitled, in addition to any remedy available at law, including, without limitation, a suit for monetary damages, and its right to terminate this Agreement under Section 15.1, to instead obtain specific performance of the terms of this Agreement in lieu of any other remedy available at law. In any action to enforce specifically the performance of this Agreement, each Seller shall waive the defense that there is another adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of each Seller's obligations under the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, Buyer shall be entitled to obtain from Sellers court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder. In the event Buyer elects to terminate this Agreement under any subsection of Section 15.1(a) or (b) as opposed to seeking specific performance under this Section 16.1 and any Seller is in material breach or default hereunder, then Buyer shall be entitled to seek monetary damages.

          16.2  Sellers' Remedies; Liquidated Damages.  If the transactions
                -------------------------------------
contemplated by this Agreement are not consummated due to the default of Buyer and no Seller shall be in material breach or default hereunder and Sellers shall have terminated this Agreement pursuant to Section 15.1(c)(ii), then Sellers shall, upon Sellers' request, be entitled to receive as liquidated damages for and in full settlement of all claims against Buyer in connection with this Agreement, an amount equal to $2,000,000, the nature of this transaction being such as will not permit an exact determination of the damages which may be suffered by Sellers by reason of such a default by Buyer. Recovery of liquidated damages under this Section 16.2 shall be the sole and exclusive remedy of Sellers against Buyer if Sellers terminate this Agreement pursuant to Section 15.1(c)(ii) and shall be applicable regardless of the actual amount of damages sustained. Buyer's obligation to pay liquidated damages to Sellers pursuant to the first sentence of this Section 16.2 shall be supported by a letter of credit to be delivered to Sellers no later than three Business Days after the date hereof (the "Letter of Credit") in the amount of $1,000,000 issued by Bankers Trust Company for the account of Buyer in favor of Sellers. Promptly following (a) the Closing or (b) the termination of this Agreement
                    -                  -
pursuant to Section 15.1(a), (b) or (c)(i), Sellers shall (x) execute Exhibit 2
                                                           -
to the Letter of Credit and deliver it to Buyer and (y) cause the Letter of
                                                     -
Credit to be surrendered to Buyer for immediate cancellation.


                                 ARTICLE XVII

                               OTHER PROVISIONS
                               ----------------

          17.1  Risk of Loss.  The risk of loss or damage to any of the Station
                ------------
Assets prior to the Cut-Off Time shall be upon Sellers. Sellers shall repair, replace and restore to its prior condition any material damage to or loss of Station Assets as soon as possible. If Sellers are unable or fail to restore or replace a lost or damaged material Station Asset prior to the Closing Date, Buyer may elect (a) to terminate this Agreement, but only if the failure to
                 -
restore or replace a lost or damaged material Station Asset continues for a period in excess of 60 days from the date that would be the Closing Date without consideration of this Section 17.1, (b) to consummate the transactions
                                     -
contemplated by this Agreement on the Closing Date, in which event Sellers shall assign to Buyer at Closing Sellers' rights under any insurance policy or pay over to Buyer all proceeds of insurance covering such Station Asset's damage, destruction or loss, or (c) delay the Closing Date until a date within 15
                         -
Business Days after Sellers give written notice to Buyer of completion of the restoration or replacement of such Station Asset. If the delay in the Closing Date under this Section 17.1 would cause the Closing to occur at any time after the period permitted by the FCC Consent, Sellers and Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

          17.2  Confidentiality.  Each Seller and Buyer shall keep confidential
                ---------------
and not use or disclose any information previously or hereafter obtained by it pursuant to this Agreement (the party receiving such information is hereinafter referred to as the "Receiving Party") with respect to the other or such other's partners, parents, subsidiaries, affiliates, or other related entities (the party, or such party's partners, parents, subsidiaries, affiliates, or other related entities, with respect to which the information relates is hereinafter referred to as the "Disclosing Party") in connection with this Agreement and the negotiations preceding this Agreement, including, without limitation information provided pursuant to Section 7.2 hereof (such information is hereinafter referred to as the "Confidential Information"), and the Receiving Party will use such Confidential Information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, the Receiving Party shall either return to the Disclosing Party, without retaining a copy thereof, or destroy any schedules, documents or other written information constituting Confidential Information (or prepared based upon such Confidential Information) in connection with this Agreement and the transactions contemplated hereby and the negotiations preceding this Agreement. Without limiting the generality of the foregoing, the Receiving Party shall be permitted to disclose any Confidential Information to such of its partners, Affiliates, officers, directors, employees, agents, lenders and representatives (collectively, "Agents") as have a need to know such Confidential Information, provided such Agents shall be informed that disclosure of such Confidential Information by such Agents would be in contravention hereof. Notwithstanding the foregoing, the Receiving Party shall not be required to keep confidential or return any information which (i) is known or
                                                               -
available through other lawful sources, not bound by a confidentiality agreement with the Disclosing Party, or (ii) is or becomes publicly known other than as a
                               --
result of the disclosure by the Receiving Party or its Agents, or (iii) is
                                                                   ---
required to be disclosed pursuant to an order or request or a judicial or governmental authority (provided the Disclosing Party is given reasonable prior written notice), or (iv) is developed by the Receiving Party independently of,
                     --
and is not based upon, the Confidential Information.

          17.3  Publicity.  Except as required by applicable law or with the
                ---------
other parties' express written consent, no party to this Agreement nor any Affiliate of any party shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement.

          17.4  Benefit and Assignment.  (a) This Agreement shall be binding
                ----------------------
upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor any Seller may assign this Agreement without the prior written consent of Buyer, in the case of any such assignment by Sellers, or Sellers, in the case of any such assignment by Buyer, except that
(i) Buyer may assign its rights and obligations under this Agreement to one or
 -
more of its Affiliates designated by Buyer in writing to Sellers prior to the Closing Date, provided that any such assignment shall not relieve Buyer from any
              --------
of its obligations under this Agreement and provided that any such assignment does not delay the Closing Date, (ii) Buyer may assign its rights under Article
                                  --
XIV of this Agreement to any lender which provides financing in connection with the consummation of this Agreement and (iii) Sellers may assign their rights,
                                         ---
but not their obligations, under this Agreement to the extent permitted under subsection (b) of this Section 17.4, provided that any such assignment does not delay the Closing Date.

          (b) Buyer acknowledges that Sellers may desire to effect this transaction as an exchange of the Station Assets for other property of like kind and qualifying use within the meaning of section 1031 of the Code. Sellers may assign their rights hereunder to a qualified intermediary as provided under Treasury Regulations section 1.1031(k)-1(g)(4) on or before the Closing Date, provided that such assignment shall be made without any cost or expense to Buyer
- --------
and without Buyer otherwise incurring any liability thereby and provided,
                                                                --------
further, that any such assignment shall not relieve Sellers from any of their
- -------
obligations under this Agreement. Buyer shall cooperate with Sellers to effectuate any such exchange, provided that such cooperation would not result in
                              --------
any additional cost or expense to Buyer and Buyer would not otherwise incur any liability thereby.

          17.5  No Third Party Beneficiaries.  Except as provided in Article
                ----------------------------
XIV and Section 17.4(a)(ii), nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

          17.6  Entire Agreement; Amendments, etc.  This Agreement, the Time
                ---------------------------------
Brokerage Agreement and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein or therein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought.

          17.7  Headings.  The headings set forth in this Agreement are for
                --------
convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

          17.8  Choice of Law; Jurisdiction.  The construction and performance
                ---------------------------
of this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of laws, and the state and federal courts of New York shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Agreement.

          17.9  Notices.  All notices, requests, demands, letters, waivers and
                -------
other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered
                                                                    -
personally, (b) mailed, certified or registered mail with postage prepaid, (c)
             -                                                              -
sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:
                                                   -

To any Seller:

     c/o Evergreen Media Corporation of Los Angeles
     433 East Las Colinas Boulevard
     Suite 1130
     Irving, Texas  75039
     Attention:  Mr. Scott K. Ginsburg
     Phone:  (214) 869-9020
     Fax:    (214) 869-3671

Copy to:

     Latham & Watkins
     1001 Pennsylvania Avenue, N.W.
     Suite 1300
     Washington, D.C.  20004
     Attention:  Eric L. Bernthal, Esq.
     Phone:  (202) 637-2200
     Fax:    (202) 637-2201

To Buyer:

     Mercury Radio Communications, L.P.
     464 Franklin Street
     Buffalo, New York  14202
     Attention:  Mr. Charles W. Banta
     Phone:  (716) 881-4555
     Fax:    (716) 888-9715

Copy to:

     Debevoise & Plimpton
     875 Third Avenue
     New York, New York  10022
     Attention:  Margaret A. Davenport, Esq.
     Phone:  (212) 909-6667
     Fax:    (212) 909-6836

or to such other person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery, (x) if by certified
 -                                                           -
or registered mail, on the fifth Business Day after the mailing thereof, (y) if
                                                                           -
by next-day or overnight mail or delivery, on the day delivered or (z) if by
                                                                    -
fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

          17.10  Counterparts.  This Agreement may be executed in one or more
                 ------------
counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

          17.11  Further Assurances.  Each Seller shall at any time and from
                 ------------------
time to time after the Closing execute and deliver to Buyer such further conveyances, assignments and other written assurances as Buyer may reasonably request in order to vest and confirm in Buyer (or its assignees) the title and rights to and in all of the Station Assets to be and intended to be transferred, assigned and conveyed hereunder. After the Closing, Buyer and each Seller will execute any further documents consistent with this Agreement, provide any further reasonably available information, and take any other actions not imposing significant financial or operational obligations in excess of the other obligations imposed by this Agreement, upon the request of the other party or based upon their reasonable determination that those actions are required to enable

Buyer or any Seller to, as the case may be, effectuate this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                           EVERGREEN MEDIA CORPORATION
                                             OF LOS ANGELES

                                           By: ________________________________

                                               Name: __________________________

Title: ____________________________


                                           EVERGREEN MEDIA/PYRAMID HOLDINGS
                                             CORPORATION

                                           By: ________________________________

                                               Name: __________________________

Title: ____________________________


                                           WHTT (AM) LICENSE CORP.

                                           By: ________________________________

                                               Name: __________________________

Title: ____________________________


                                           WHTT (FM) LICENSE CORP.

                                           By: ________________________________

                                               Name: __________________________

Title: ____________________________


                                           MERCURY RADIO COMMUNICATIONS, L.P.

                                           By: Mercury Radio Communications
                                               Corporation, its General Partner

                                           By: ________________________________

                                               Name: __________________________

Title: ____________________________

                                 SCHEDULE 4.3

                          OTHER GOVERNMENTAL CONSENTS


                                     None.